UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 22, 2011
LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 22, 2011, LodgeNet Interactive Company (the “Company”), entered into a First Amendment to its Credit Agreement (the “Amendment”) with the Lenders (as defined therein), the Syndication Agent and Documentation Agent, and JP Morgan Chase Bank, N.A. (as successor to the Bear Stearns Corporate Lending Inc.), as administrative agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.
The Amendment provides for an increase in the permitted leverage ratios under the Credit Facility as follows: (i) a consolidated leverage ratio not to exceed 4.00:1.00 in 2011 through the quarter ending September 30, 2012; 3.75:1.00 for the quarters ending December 31, 2012 through June 30, 2013; and 3.50:1.00 for the quarter ending September 30, 2013 and each fiscal quarter thereafter; and (ii) a consolidated interest coverage ratio not to be less than 2.25:1.00. The Amendment also creates a specific preferred stock dividend payment basket. The Amendment reduces the commitments under the Company’s Revolving Credit Facility to $25,000,000. Under the Amendment, base rate borrowings under the Credit Facility will bear interest at a daily rate equal to the greater of (a) the prime rate as publicly announced by JPMorgan Chase Bank, NA on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate that would be calculated as of such day in respect of a proposed Eurodollar Loan with a one-month interest period plus 1.0% and (d) 2.5%, plus, in all cases, an applicable margin. Eurodollar borrowings under the Credit Facility will bear interest at a daily rate equal to LIBOR divided by one minus the Eurocurrency Reserve Requirements (as defined in the Credit Agreement), subject to an applicable floor of 1.5% per annum, plus an applicable margin. The amount of the applicable margin is 5.0% for Eurodollar Loans and 4.0% for Base Rate Loans. The commitment fee for unused portions of the Revolving Credit Facility is 0.50% per annum. As a result of the Amendment, the Company is also required to make quarterly amortization payments of $2.50 million beginning June 30, 2011 through December 31, 2012 and quarterly amortization payments of $3.75 million beginning March 31, 2013 through December 31, 2013. In addition, 75% of Excess Cash Flow in any fiscal year must be applied to repay the Term Loans. The Company is permitted to make capital expenditures of up to $60,000,000 per year, and for fiscal years beginning in 2012, 50% of the unused capital expenditure limitation may be carried over to the next fiscal year. In addition, the Amendment adjusts certain other covenants and definitions of the Credit Agreement. The Company is also required to pay certain fees and expenses in connection with the Amendment.
This summary is qualified in its entirety by references to the terms of the Amendment attached hereto as Exhibit 10.1 which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above, the provisions of which are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On March 22, 2011, the Company issued a press release related to the Amendment which is furnished as Exhibit 99.1 hereto. The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	First Amendment, dated as of March 17, 2011, to the Credit Agreement, dated as of April 4, 2007, among LodgeNet Interactive Corporation, the Lenders, the Syndication Agent and Documentation Agent and JP Morgan Chase Bank, N.A. as administrative agent.

99.1	Press Release dated March 22, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2011	By	/s/ James G. Naro James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer